SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Check the appropriate box: ☐ Preliminary Proxy Statement ☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material Under Rule 14a-12	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

JACOBS ENGINEERING GROUP INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2010

Annual Meeting of

Shareholders

and

Proxy Statement

Jacobs Engineering Group Inc.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

December 17, 2009

To Our Shareholders:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. The Annual Meeting will be held on Thursday, January 28, 2010, at 12:00 p.m., local time, at our headquarters located at 1111 South Arroyo Parkway, Pasadena, California.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2010 Annual Meeting of Shareholders and Proxy Statement.

In addition to the Proxy Statement, you should have also received a copy of our Annual Report on Form 10-K for fiscal year 2009. We encourage you to read the Form 10-K. It includes information about our operations as well as our audited, consolidated financial statements. If you did not receive a copy of our 2009 Annual Report on Form 10-K, you can access it on the Company’s website at www.jacobs.com.

Please use this opportunity to take part in the affairs of our company by voting on the business to come before the meeting. Whether or not you plan to attend the meeting, please complete, sign, date, and return the accompanying proxy card or voting instruction card or vote electronically via the Internet or telephone. See “About the Annual Meeting—How Do I Vote by Proxy?” in the Proxy Statement for more details. Returning the proxy card or voting instruction card or voting electronically does not deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Michael S. Udovic
Vice President and Secretary

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting to be Held on January 28, 2010

The Proxy Statement and accompanying Annual Report to Shareholders are available at http://materials.proxyvote.com/469814

TIME AND DATE	12:00 p.m., local time, on Thursday, January 28, 2010

LOCATION	Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105

ITEMS OF BUSINESS	1. To elect the four directors named in the Proxy Statement to hold office until the annual meeting specified as to each nominee;

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 1, 2010; and

3. To act upon such other matters as may properly come before the Annual Meeting.

RECORD DATE	The shareholders of record at the close of business on Tuesday, December 1, 2009, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

PROXY VOTING	It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. You also have the option of voting your shares electronically on the Internet or by telephone. Voting instructions are printed on your proxy card or voting instruction card and are included in the accompanying Proxy Statement. You can revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the Proxy Statement.

JACOBS ENGINEERING GROUP INC.

1111 South Arroyo Parkway

Pasadena, California 91105

PROXY STATEMENT

We are providing these proxy materials in connection with the 2010 Annual Meeting of Shareholders of Jacobs Engineering Group Inc. (the “Company”). This Proxy Statement, the accompanying proxy card or voting instruction card, and the Company’s 2009 Annual Report on Form 10-K were first mailed to shareholders on or about December 17, 2009. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote in connection with the 2010 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

The meeting will be the Company’s regular, Annual Meeting of Shareholders. You will be voting on the following matters at the Annual Meeting:

1.	Election of four directors to hold office until the annual meeting specified as to each nominee;

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 1, 2010; and

3.	Any other business that may properly come before the Annual Meeting.

How does the Board of Directors recommend I vote?

The Board of Directors recommends a vote:

1.	For the election of Robert C. Davidson, Jr., Edward V. Fritzky, Benjamin F. Montoya, and Peter J. Robertson as directors; and

2.	For the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending October 1, 2010.

Who is entitled to vote at the Annual Meeting?

The Board of Directors set December 1, 2009 as the record date for the Annual Meeting (the “Record Date”). All shareholders who owned common stock of the Company at the close of business on the Record Date may attend and vote at the Annual Meeting.

How many votes can be cast by shareholders?

Each share of common stock is entitled to one vote. There is no cumulative voting. There were 124,398,244 shares of common stock outstanding and entitled to vote on the Record Date.

How many votes must be present to hold the Annual Meeting?

A majority of the outstanding shares of common stock as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares are counted as present at the Annual Meeting if you are present at the Annual Meeting and vote in person, a proxy card or voting instruction card has been properly submitted by you or on your behalf, or you have voted electronically on the Internet or by telephone. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. A “broker non-vote” is a share of common stock that is beneficially owned by a person or entity and held by a broker or other nominee, but for which the broker or other nominee (1) lacks the discretionary authority to vote on certain matters, and (2) has not received voting instructions from the beneficial owner in respect of these specific matters.

How many votes are required to elect directors and approve the other proposal?

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of such election.

The ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote. Abstentions have the same effect as a vote against the proposal.

How Do I Vote by Proxy?

You can vote your shares by completing and returning the proxy card or voting instruction card accompanying this Proxy Statement. You also have the option of voting your shares electronically on the Internet or by telephone. Your Internet or telephone vote authorizes the named proxies to vote shares in the same manner as if you marked, signed, and returned your proxy card or voting instruction card. Please see your proxy card or voting instruction card for more information on how to vote by proxy.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board of Directors. In connection therewith, the Board of Directors has designated Noel G. Watson, Craig L. Martin, and John W. Prosser, Jr. as proxies. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a broker or other nominee and do not return the voting instruction card, the broker or other nominee will vote your shares on each matter at the Annual Meeting for which he or she has the requisite discretionary authority. Under applicable rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of independent registered public accounting firms. Because of recent changes to these rules, the uncontested election of directors at a shareholder meeting held on or after January 1, 2010 will no longer be considered a routine matter. Therefore, brokers will not have the discretion to vote on the uncontested election of directors.

Who pays for the proxy solicitation and how will the Company solicit votes?

The Company bears the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, the Company’s directors, officers, and other employees may solicit proxies by personal interview, telephone, facsimile, or email. These individuals will not be paid any additional compensation for any such solicitation. The Company will request brokers and other nominees who hold shares of common stock in their names to furnish proxy materials to the beneficial owners of such shares. The Company will reimburse such brokers and other nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign and return the proxy card or voting instruction card in the form accompanying this Proxy Statement, vote by telephone, or vote electronically on the Internet, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised at the Annual Meeting by giving written notice to the Secretary of the Company, specifying such revocation. You may also change your vote by timely delivering a valid, later-dated proxy or a later-dated vote by telephone or electronically on the Internet or by voting in person at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete, and deliver a proxy from your broker or other nominee.

DISCUSSION OF THE VARIOUS PROPOSALS

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will be asked to elect four directors to serve on the Board of Directors. The Company’s Bylaws currently provide for twelve directors. The Company’s Certificate of Incorporation and Bylaws divide the Board of Directors into three classes with the terms of office of the directors of each Class ending in different years. The terms of directors in Classes I, II, and III presently end at the annual meetings in 2012, 2010, and 2011, respectively. Each Class has four directors.

Three of the nominees to be voted upon at the Annual Meeting are in Class II. A fourth nominee, who is in Class I, will also be voted upon at this Annual Meeting in accordance with the Company’s Certificate of Incorporation as he was elected after the 2009 Annual Meeting by the Board of Directors to fill a newly created vacancy. When elected, the directors serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy card or voting instruction card or vote electronically, your shares will be voted for the election of the four nominees recommended by the Board of Directors unless you choose to abstain or vote against any of the nominees. If any nominee for any reason is unable to serve or will not serve, proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or will not serve as a director.

The Board of Directors has nominated Robert C. Davidson, Jr., Edward V. Fritzky, and Benjamin F. Montoya for election as Class II directors for three-year terms expiring at the 2013 annual meeting, and Peter J. Robertson for election as a Class I director for a two-year term expiring at the 2012 annual meeting. Mr. Robertson was recommended as a director candidate by a third-party search firm.

Robert B. Gwyn, currently a Class II director, has advised the Board of Directors that he wishes to retire from the Board and does not wish to stand for re-election at the Annual Meeting. It is expected that, following the Annual Meeting, the size of the Board of Directors will be reduced to eleven directors. Mr. Gwyn’s contributions to the Company were many and greatly appreciated.

Please see “The Board of Directors and Its Committees” below for information about the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, their business experience, and other pertinent information.

Directors are elected by a majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that nominee). Abstentions and broker non-votes are not counted for purposes of the election of directors and, therefore, will have no effect on the outcome of the election.

The Board of Directors unanimously recommends that you vote FOR all Nominees

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF

ERNST & YOUNG LLP

The Audit Committee has selected Ernst & Young LLP (“Ernst & Young”) to audit the consolidated financial statements of the Company as of October 1, 2010, and for the fiscal year then ending. At the Annual Meeting, shareholders will be asked to ratify the selection of Ernst & Young.

The Company has been advised by Ernst & Young that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors, tax advisors, and consultants.

The Company has also been advised that representatives of Ernst & Young will be present at the Annual Meeting where they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting, then the Audit Committee will consider the appointment of other independent auditors whose selection for any period subsequent to the Annual Meeting will be subject to ratification by the shareholders at the 2011 annual meeting.

The affirmative vote of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting is necessary to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending October 1, 2010. Abstentions have the same effect as a vote against the proposal.

The Board of Directors unanimously recommends that you vote FOR the ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm for the year ending October 1, 2010

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company monitors developments in the area of corporate governance and routinely reviews its processes and procedures in light of such developments. Accordingly, the Company reviews federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002 as well as various rules promulgated by the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). The Company believes that it has procedures and practices in place which are designed to enhance and protect the interests of its shareholders.

The Board of Directors has approved Corporate Governance Guidelines for the Company. The Corporate Governance Guidelines address the following matters:

•	The Mission of the Board of Directors;

•	The size of the Board of Directors;

•	Frequency of meetings of the Board of Directors;

•	Committees of the Board of Directors;

•	The requirement that the Board of Directors be comprised of a majority of independent directors;

•	The requirement that the Audit, Human Resource and Compensation, and Nominating and Corporate Governance Committees of the Board of Directors be comprised entirely of independent directors;

•	Guidelines for determining director independence;

•	Majority voting in uncontested elections of directors;

•	Limits on the number of other public company boards on which non-management directors (i.e., a director who is not employed by the Company) may serve;

•	Executive sessions of the Board of Directors wherein non-management directors meet as a group without the presence of management directors;

•	Conflicts of interests;

•	The role and responsibilities of the Presiding Director;

•	The requirement that the performance of the non-executive Chairman and of the Chief Executive Officer be evaluated annually and reviewed by the non-management directors;

•	Significant change in professional occupation or employment of a director;

•	Review of the performance of individual directors; and

•	Other matters uniquely germane to the work and responsibilities of the Board of Directors.

Director Education

Also pursuant to the Company’s Corporate Governance Guidelines, the Board of Directors is provided with, and encouraged to participate in, continuing education.

Codes of Ethics

In addition to the Corporate Governance Guidelines, the Board of Directors has adopted the following other codes, guidelines, and policies:

•	Code of Business Conduct and Ethics for Members of the Board of Directors;

•	Corporate Policies Concerning Business Conduct; and

•	Code of Ethics for the Chief Executive Officer and Senior Financial Officers.

These documents, along with the Corporate Governance Guidelines, serve as the foundation for the Company’s system of corporate governance. They provide guidance for maintaining ethical behavior, require that directors and employees comply with applicable laws and regulations, prohibit conflicts of interest, and provide mechanisms for reporting violations of the Company’s policies and procedures.

In the event the Company makes any amendment to, or grants any waiver from, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, the Company will disclose such amendment or waiver and the reasons therefore on its website at www.jacobs.com.

Stock Ownership Guidelines

In an effort to more closely align the Company’s non-management directors’ financial interests with those of the shareholders, the Board of Directors has established stock ownership guidelines for non-management directors. Under these guidelines, the Company’s non-management directors are expected to own common stock valued at a minimum of three times their annual cash retainer. Non-management directors are expected to meet or exceed these guidelines within five years of joining the Board of Directors.

As part of the Company’s continuing efforts to align the financial interests of the Company’s executives with those of the shareholders, the Company has established stock ownership guidelines for the Company’s senior management. Under these guidelines, members of senior management are expected to own common stock valued at between two to five times their base salary, depending upon their position in the Company. The guideline for the Chief Executive Officer is five times base salary. The guideline for the Executive Vice Presidents is three times base salary, and the guideline for all other members of the senior management team is two times base salary. The members of senior management subject to these guidelines are expected to meet or exceed these guidelines within three to five years of entering their respective positions.

Committee Charters

The Board of Directors has adopted formal charters for each of its standing Committees:

•	The Audit Committee;

•	The Human Resource and Compensation Committee; and

•	The Nominating and Corporate Governance Committee.

These charters establish the missions of the respective Committees as well as Committee membership guidelines. They also define the purpose, duties, and responsibilities of each Committee in relation to the Committees’ role in supporting the Board of Directors, and assisting the Board in discharging its duties in supervising and governing the Company.

Availability of Documents

The full text of the Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Corporate Policies Concerning Business Conduct, Committee Charters, Board of Directors Guidelines for Determining the Independence of its Members, and the other corporate governance materials described in this Proxy Statement are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com.

The Company will furnish without charge a copy of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Company’s Corporate Policies Concerning

Business Conduct, the Charters of the Audit Committee, Human Resource and Compensation Committee, and Nominating and Corporate Governance Committee, and the Board of Directors Guidelines for Determining the Independence of its Members to any person making such a request in writing and stating that he or she is a beneficial owner of common stock of the Company. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Corporate Secretary.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The following table sets forth the names and ages of the nominees for election as directors and the current members of the Board of Directors who will continue serving following the Annual Meeting, as well as background information relating to each individual’s business experience. The persons who have been nominated for election and are to be voted upon at the Annual Meeting are listed first, with continuing directors following thereafter. Please refer to the Company’s 2009 Annual Report on Form 10-K for information pertaining to the Company’s executive officers.

NOMINEES

Name and Experience	Class	Director Since
Robert C. Davidson, Jr., Director. Mr. Davidson, age 64, is retired. Mr. Davidson served as the Chairman and Chief Executive Officer of Surface Protection Industries, Inc., a company that provided surface protection products and services worldwide from 1978 to October 2007. He serves as a member of the Boards of Morehouse College (Vice Chairman), Art Center College of Design (Chairman Elect), Cedars-Sinai Medical Center (Vice Chair of Audit Committee), Broadway Federal Bank, f.s.b. (Chairman of Compensation Committee), and the University of Chicago Graduate School of Business Advisory Council	II	2001

Edward V. Fritzky, Director. Mr. Fritzky, age 59, is retired. Mr. Fritzky served on the Board of Amgen, Inc., a global biotechnology company that discovers, develops, manufactures, and markets human therapeutics based on advances in cellular and molecular biology, from July 2002 to May 2005 and also served as a special advisor to Amgen until July 2004. From January 1994 to July 2002, Mr. Fritzky served as Chief Executive Officer, President and Chairman of the Board of Immunex Corporation, a biotechnology company. From March 1989 to January 1994, he was President and Vice President of Lederle Laboratories, a division of American Cyanamid Company, a pharmaceutical company. Mr. Fritzky serves as a member of the Board of Geron Corporation

	II	2004

Rear Admiral Benjamin F. Montoya, CEC, USN (Retired), Director. Admiral Montoya, age 74, is retired. From 1987 to 1989 he served as the Commander, Naval Facilities Engineering Command and Chief of Civil Engineers. He was Senior Vice President and General Manager of the Gas Supply Business Unit of Pacific Gas and Electric Company from 1991 to 1993. He was President and Chief Executive Officer of Public Service Company of New Mexico, the largest provider of electricity in New Mexico, from 1993 until 2000 and was elected Chairman of the Board in 1999 and served until he retired in October 2000. He was the Chief Executive Officer of SmartSystems Technologies, a company that designs, develops, and manufactures automated security, energy, and other control systems for homebuilders and installers, from 2000 to 2007. Admiral Montoya serves as a member of the Boards of TEC, Inc., Brown and Caldwell Engineers, Ausra, Inc., and SmartSystems Technologies.

	II	2002

Name and Experience	Class	Director Since

Peter J. Robertson, Director. Mr. Robertson, age 62, was Vice Chairman of the Board for Chevron Corporation, one of the world’s largest energy companies, until April 1, 2009. He joined Chevron in 1973 and over his 36 year career he had a wide variety of responsibilities; including the direction of Chevron’s worldwide exploration and production and global gas businesses, corporate strategic planning, policy, government and public affairs. Between 1989 and 1991 he was Chief Financial Officer of Chevron USA. He is a non executive director of Universal Pegasus International and an advisory director of Campbell-Lutyens. He is co-chairman of the US Saudi Arabian Business Council, chairman of the World Affairs Council of Northern California, vice chairman of the International House board at Berkeley, and a director of the Washington DC based Resources for the Future. He is a past chairman of the US Energy Association. A native of Edinburgh, Scotland, he holds a MBA from the University of Pennsylvania, Wharton School, where he was a Thouron Scholar.

	I	2009

CONTINUING DIRECTORS

Name and Experience	Class	Director Since

Joseph R. Bronson, Director. Mr. Bronson, age 61, is President and Chief Executive Officer of SVTC Technologies, Inc., a leading provider of communication services to the semiconductor and solar industries. From August 2007 to October 2008, he was President and Chief Operating Officer and a director of Sanmina-SCI Corporation, a leading electronics contract manufacturer. From 2004 to 2007, he was the President, a Member of the Office of the Chief Executive Officer and a Director of Form Factor Inc., a global leader in advanced semiconductor wafer probe card technology. Mr. Bronson was previously Executive Vice President and Chief Financial Officer of Applied Materials, Inc., a worldwide supplier of products and services to the global semiconductor industry and a leading information infrastructure provider. Mr. Bronson had been employed by Applied Materials from 1984 to 1989 and from 1990 to October 2004. Mr. Bronson held the position of Corporate Controller for Applied Materials from 1984 to 1989, the position of Chief Financial Officer from January 1998 to his departure, and was Executive Vice President since December 2000. From 1989 to 1990, Mr. Bronson served as Vice President and Chief Financial Officer of Stardent Computer. From 1979 to 1984, Mr. Bronson was employed by Schlumberger Limited, where he was Group Controller from 1983 to 1984. He is a Certified Public Accountant and a member of the American Institute of CPA’s and serves as Trustee of Fairfield University and is Chairman of the Leavey School of Business Advisory Board, Santa Clara University, California. Mr. Bronson also currently serves on the Board of Directors of Maxim Integrated Products, Inc., a leading supplier of analog devices to semiconductor industry.

	I	2003

The Hon. Thomas M. T. Niles, Director. Mr. Niles, age 70, is Vice Chairman of United States Council for International Business (USCIB), a company working with its international affiliates to promote open markets and freer trade around the world. He was President of USCIB from 1999 to 2005. Mr. Niles was formerly U.S. Ambassador to Canada (1985-1989), U.S. Ambassador to the European Union (1989-1991), Assistant Secretary of State for Europe and Canada (1991-1993), and Ambassador to Greece (1993-1997).	I	2003

Noel G. Watson, non-executive Chairman of the Board and Director. Mr. Watson, age 73, has been with the Company since 1965 and was Chief Executive Officer of the Company from November 1992 to April 2006. He was also the President of the Company from 1987 until July 2002. Mr. Watson serves on the Board of Directors of GT Solar International Inc.	I	1989

Name and Experience	Class	Director Since

John F. Coyne, Director. Mr. Coyne, age 59, is President and Chief Executive Officer and a member of the Board of Directors of Western Digital Corporation (“WD”). WD designs, develops, manufactures, and sells hard drives and solid state drives. Mr. Coyne has been President of WD since May 2006 and became CEO in January 2007. From November 2002 until June 2005, Mr. Coyne served as Senior Vice President, Worldwide Operations, from June 2005 until November 2005, he served as Executive Vice President, Worldwide Operations, and from November 2005 until June 2006, he served as Executive Vice President and Chief Operations Officer. Mr. Coyne has dedicated the majority of his career to WD, serving the company in many capacities around the globe. A native of Dublin, Ireland, Mr. Coyne received his bachelor’s degree in mechanical engineering from the University College Dublin in 1971

	III	2008

Linda Fayne Levinson, Director. Ms. Fayne Levinson, age 67, is Non Executive Chair of the Board of Connexus Corporation, a privately held online marketing platform that connects advertisers with their target customers. From 1997 until 2004, Ms. Fayne Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. Prior to that, Ms. Fayne Levinson was an executive at Creative Artists Agency, Inc.; a Partner at Wings Partners, a Los Angeles based private equity firm; President of Fayne Levinson Associates, an independent consulting firm; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Fayne Levinson also serves as a member of the Boards of DemandTec, Inc., Ingram Micro, Inc., NCR Corporation and The Western Union Company.

	III	1996

Craig L. Martin, President, Chief Executive Officer, and Director. Mr. Martin, age 60, has served in various senior and executive positions with the Company since joining it in 1994. Mr. Martin was promoted to President of the Company in July 2002, and became Chief Executive Officer in April 2006 .	III	2002

General John P. Jumper (USAF Retired), Director. General Jumper, age 64, retired from the U.S. Air Force in 2005 after a distinguished 39-year military career. In his last position as Chief of Staff, he served as the senior military officer in the Air Force leading more than 700,000 military, civilian, Air National Guard, and Air Force Reserve men and women and administering annual budgets in excess of $100 billion. As a member of the Joint Chiefs of Staff, General Jumper provided military advice to the Secretary of Defense, the National Security Council, and the President. During his career, he served as Commander, Air Combat Command; commanded U.S. Air Forces in Europe; and served as Senior Military Assistant to the Secretary of Defense. General Jumper holds a Master of Business Administration degree from Golden Gate University in San Francisco and a Bachelor of Science degree from Virginia Military Institute. General Jumper currently serves on the Boards of the following publicly traded companies: Goodrich Corporation; SAIC, Inc.; and Somanetics Corporation. He also serves on several non-profit and charitable boards.

	III	2007

Meetings of the Board of Directors

The Board of Directors holds six regularly scheduled meetings each year and may hold additional meetings from time to time as the Board of Directors deems necessary or desirable. The Board of Directors held six meetings during fiscal 2009. All directors attended at least 75% of all meetings of the Board of Directors and of the Committees thereof on which they served during the year. The Board of Directors has a policy that directors are expected to attend the annual meetings of shareholders. All directors then on the Board of Directors, except Admiral Montoya, attended the 2009 annual meeting.

During fiscal 2009, the non-management members of the Board of Directors met in executive sessions without management present at all of its regularly held meetings. The Board of Directors expects to continue that practice in fiscal 2010. The director serving as the presiding director at these executive sessions rotates on an annual basis among the chairs of the various Committees of the Board of Directors. No director may serve as the presiding director for two consecutive years. Currently, Linda Fayne Levinson, Chair of the Nominating and Corporate Governance Committee, is the presiding director. On January 28, 2010, following the Annual Meeting, the Chair of the Audit Committee will begin serving as the presiding director. The Chair of the Human Resource and Compensation Committee will begin serving as the presiding director beginning after the 2011 annual meeting of shareholders.

Compensation of Directors for Fiscal 2009

The Company pays non-management directors a cash retainer in the amount of $60,000 per year, plus a fee of $1,500 for each meeting of the Board of Directors and each Committee on which they serve that they attend. Each non-management director also receives an annual award of 1,000 restricted stock units, an annual award of an option to purchase 2,500 shares of the Company’s common stock on the first day of March of each year (the “annual grant”), and, upon his or her election to the Board of Directors, an option to purchase 4,000 shares of the Company’s common stock on the first day of the month following the date he or she is first elected to the Board of Directors (the “appointment grant”). All of these equity grants are made pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated (the “1999 Outside Director Plan”). Each director option grant vests and becomes exercisable in four equal annual installments commencing on the first anniversary of the grant date. Each director restricted stock unit grant vests in full six months after the grant date; however the award is not settled by issuance of the underlying shares until the director’s retirement from the Board of Directors.

In accordance with the terms and conditions of the 1999 Outside Director Plan, the option prices for both the annual grants and the appointment grants are equal to the average of the Fair Market Values (as defined in the 1999 Outside Director Plan) of a share of common stock for the ten trading days ending on the second trading day prior to the date for which the grant price is being determined, but in no event less than eighty-five percent (85%) of the Fair Market Value of a share of common stock on the date the grant price is being determined.

The table below sets forth the compensation paid (or credited) to each of the Company’s directors during fiscal 2009.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)		Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (5)	Total ($)
Joseph R. Bronson	79,500	87,356	76,973		—	243,829
John F. Coyne	75,000	70,438	101,740		—	247,178
Robert C. Davidson, Jr.	75,000	103,228	76,973		—	255,201
Edward V. Fritzky	79,500	82,467	76,973		—	238,940
Robert B. Gwyn	79,500	131,719	76,973		13,500	301,692
John P. Jumper	75,000	70,438	77,640		—	223,078
Linda Fayne Levinson	75,000	106,388	76,973		—	258,361
Benjamin F. Montoya	75,000	70,438	76,973		—	222,411
Thomas M.T. Niles	75,000	122,962	76,973		—	274,935
Peter J. Robertson	16,500	—	3,195	(4)	—	19,695

(1)	Represents fees earned during fiscal 2009.

(2)	Represents the expense recognized for financial reporting purposes of the grants of restricted stock and restricted stock units (“RSUs”) under the 1999 Outside Director Plan. A grant of RSUs relating to 1,000 shares of common stock was made to each of the then-sitting non-management director on March 2, 2009 and was based on a grant date fair value of $30.33 per share (market price on the date of grant), with a total fair value of $30,330. The aggregate number of shares of restricted stock and RSUs outstanding at October 2, 2009 for each director was as follows: J. Bronson – 11,000; J. Coyne – 2,000; R. Davidson –15,000; E. Fritzky – 9,000; R. Gwyn – 17,000; J. Jumper – 3,000; L. Levinson – 17,000; B. Montoya –15,000; and T. Niles – 11,000.
(3)	Represents the expense recognized for financial reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) under the 1999 Outside Director Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2009 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts. A grant of options relating to 2,500 shares of common stock was made to each then-sitting non-management director on February 27, 2009 and was based on a grant date fair value of $15.77 per share, with a total fair value of $39,425. The aggregate number of options outstanding at October 2, 2009 for each director was as follows: J. Bronson – 17,500; J. Coyne – 9,000; R. Davidson – 41,000; E. Fritzky – 28,000; R. Gwyn – 37,000; J. Jumper – 13,000; L. Levinson – 41,000; B. Montoya – 12,500; T. Niles – 33,000; and P. Robertson –4,000.
(4)	In accordance with the terms of the 1999 Outside Director Plan, Mr. Robertson received an appointment grant on August 1, 2009 of options to purchase 4,000 shares of common stock. The grant was based on a grant date fair value of $19.13 per share, with a total fair value of $76,520 using the Black-Scholes option pricing model with an expected volatility of 42.95%, a risk-free interest rate of 3.07%, an expected term of 6.29 years, and no dividend yield.
(5)	Represents interest credited under the Company’s deferral plans in excess of 120% of the applicable federal long-term rate (“AFR”).

Independence of Directors

The Board of Directors has adopted Board of Directors Guidelines for Determining the Independence of its Members, which are accessible by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com. The Board of Directors has affirmatively determined that the following directors are independent under Section 303A.02 of the NYSE listed company manual and the Company’s Independence Guidelines: Ms. Fayne Levinson and Messrs. Bronson, Coyne, Davidson, Fritzky, Gwyn, and Robertson, Ambassador Niles, General Jumper, and Admiral Montoya. The NYSE’s independence definition also includes a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings involving the Company, which would prevent a director from being independent. None of the Company’s independent directors had any relationship that violated these tests. In addition, as further required by the NYSE’s listed company manual, the Board of Directors has made an affirmative determination that, other than in respect of their positions as directors and as described below for Mr. Robertson and General Jumper, no relationship, whether immaterial or material, exists between any independent director and the Company that would prevent a director from being independent. Mr. Robertson, who was elected to the Company’s Board of Directors on July 30, 2009, was Vice Chairman of Chevron Corporation, one of the Company’s clients, until his retirement on April 1, 2009. Additional information regarding this relationship is set forth under “Certain Relationships and Related Transactions.” Mr. Robertson is also on the board of directors of the US-Saudi Arabian Business Council, an organization of business leaders to which the Company has made an aggregate of approximately $3,000 in cash contributions. General Jumper is on the board of directors of Air Force Village Charitable Foundation, a charitable organization to which the Company made a cash contribution of $10,000 during 2009. After a review of the facts, using its business judgment, the Board of Directors determined that these relationships did not compromise Mr. Robertson’s or General Jumper’s independence.

Committees of the Board of Directors

Audit Committee — The Audit Committee advises the Board of Directors on internal and external audit matters affecting the Company and is responsible for the appointment of the independent auditors of the Company. In addition, the Audit Committee reviews with such auditors the scope and results of their examination of the financial statements of the Company and any investigations by such auditors, and reviews and approves the worldwide audit fee and all non-audit services.

The Audit Committee is governed by a charter which is available by following the links to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the Audit Committee meet the Company’s Independence Guidelines, the independence standards of Section 303A.02 of the NYSE listed company manual, and are “financially literate” as required by Section 303A.07(a) of the NYSE listed company manual, as such qualification is interpreted by the Company’s Board of Directors in its business judgment. In addition, the Board of Directors has affirmatively determined that all of the members of the Audit Committee are “audit committee financial experts” under Item 407(d)(5) of Regulation S-K. The Board of Directors made this determination based on the respective qualifications and business experience of each of the members, as briefly described above. During fiscal 2009, the Audit Committee held seven meetings. The members of the Audit Committee are Messrs. Bronson (Chair), Fritzky, Gwyn, and Robertson. Mr. Robertson joined the Audit Committee on July 30, 2009. Further information regarding the Audit Committee is set out in the “Report of the Audit Committee” below.

Human Resource and Compensation Committee — The Human Resource and Compensation Committee (the “HR&C Committee”) establishes, recommends, and governs all compensation and benefits policies for executive officers, including individual components of total remuneration, goals, and performance criteria for incentive compensation plans, short- and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly or through its sub-committee, all equity-based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

The HR&C Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the HR&C Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2009, the HR&C Committee held four meetings. The current members of the HR&C Committee are Admiral Montoya (Chair), Mr. Coyne, and Mr. Davidson.

Compensation Committee Interlocks and Insider Participation — During the last completed fiscal year, no member of the HR&C Committee was an officer or employee of the Company, was a former officer of the Company, nor had a relationship with the Company requiring disclosure as a related party transaction under Item 404 of Regulation S-K. None of the Company’s executive officers served on the compensation committee or board of directors of another entity whose executive officer(s) served as a director on the Company’s Board of Directors or on the HR&C Committee.

Nominating and Corporate Governance Committee — The Nominating and Corporate Governance Committee assists the Board of Directors in identifying, screening and recommending qualified candidates to serve as directors of the Company and for considering and making recommendations to the Board concerning the Company’s corporate governance policies, principles, and guidelines, including, but not limited to, the appropriate size, function, and needs of the Board. The qualifications that the Board considers in identifying qualified candidates to serve as directors include education, professional and academic affiliations, industries served, length of service, positions held, geographies served, and diversity. The Chair of the Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Once potential candidates are identified, including those candidates nominated by shareholders, the Chair of the Nominating and Corporate Governance Committee, the non-executive Chairman of the Board, and the CEO review the backgrounds of those candidates with the Nominating and Corporate Governance Committee. Final candidates are then chosen and then interviewed by non-management directors and executive management of the Company. Based on the interviews, the Nominating and Corporate Governance Committee then makes its recommendation to the Board of Directors. If the Board of Directors approves the recommendation, the candidate is nominated for election by the Company’s shareholders. With regard to procedures for shareholder nominations of directors for election, please see the requirements described below under “Shareholders’ Proposals.”

The Nominating and Corporate Governance Committee is governed by a charter which is available by following the link to “Corporate Governance” on the Company’s website at www.jacobs.com or upon written request, as described above under “Corporate Governance—Availability of Documents.” The Board of Directors has affirmatively determined that all of the members of the Nominating and Corporate Governance Committee meet the Company’s Independence Guidelines and the independence standards of Section 303A.02 of the NYSE listed company manual. During fiscal 2009, the Nominating and Corporate Governance Committee held four meetings. The members of the Nominating and Corporate Governance Committee are Ms. Fayne Levinson (Chair), General Jumper, and Ambassador Niles.

Annual Performance Evaluations

The Nominating and Corporate Governance Committee conducts periodic individual director performance reviews and in particular where a director is standing for re-election. In addition, the Chairs of each of the Committees conduct periodic individual performance reviews of directors on their respective Committees.

Contacting the Board of Directors

Generally — All communications required by law or regulation to be relayed to the Board of Directors are relayed immediately after receipt. Any communications received by management from shareholders which have not also been sent directly to the Board of Directors will be processed as follows: (1) if the shareholder specifically requests that the communication be sent to the Board, the communication will then be promptly relayed to the Board of Directors; and (2) if the shareholder does not request that the communication be sent to the Board of Directors, then management will promptly relay to the Board all communications that the management of the Company, using its best business judgment, determines should be relayed to the Board.

Contacting the Full Board of Directors — Any shareholder, employee or interested party who desires to communicate with the Board of Directors may do so by writing to The Board of Directors, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential.

Contacting Non-Management Directors — Any shareholder, employee or interested party who desires to communicate with the Company’s non-management directors may do so as follows:

•	Confidentially or anonymously through the Company’s Integrity Hotline, 1 (877) 522-6272;

•	By writing to Presiding Director, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Presiding.Director@Jacobs.com.

Contacting the Audit Committee — Any shareholder, employee or interested party may submit at any time a good faith complaint regarding any questionable accounting, internal accounting controls, or auditing matters concerning the Company without fear of dismissal or retaliation of any kind. Employees are encouraged to report their concerns and complaints to the Company’s senior management, to the Vice President, Internal Audit, or to the Audit Committee of the Board of Directors. Confidential, anonymous reports may be made as follows:

•	Through the Company’s Integrity Hotline, 1 (877) 522-6272;

•

By writing to the Chair of the Audit Committee, c/o General Counsel, Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, U.S.A., 91105, in an envelope marked confidential; or

•	By sending an email to Audit.Committee@Jacobs.com.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee hereby reports as follows:

1.	Management has primary responsibility for the accuracy and fairness of the Company’s consolidated financial statements as well as the processes employed to prepare the financial statements, and the system of internal control over financial reporting.

2.	The Audit Committee represents the Board of Directors in discharging its responsibilities relating to the Company’s accounting, financial reporting, financial practices, and system of internal controls. As part of its oversight role, the Audit Committee has reviewed and discussed with Company’s management the Company’s audited consolidated financial statements included in its 2009 Annual Report on Form 10-K.

3.	The Audit Committee has discussed with the Company’s internal auditors and the Company’s independent registered public accounting firm, Ernst & Young, the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and Ernst & Young, separately and together, with and without management present, to discuss the Company’s financial reporting processes and system of internal control over financial reporting in addition to those matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

4.	The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young their independence.

5.	The Audit Committee has adopted pre-approval policies and procedures for certain audit and non-audit services which Ernst & Young provides. In developing these policies and procedures, the Audit Committee considered the need to ensure the independence of Ernst & Young while recognizing that in certain situations Ernst & Young may possess both the technical expertise and knowledge of the Company to best advise the Company on issues and matters in addition to accounting and auditing. The policies and procedures adopted by the Audit Committee allow the general pre-approval by the Audit Committee of certain services, such as audit-related services (which include providing accounting and auditing consultation and due diligence services), and tax services (which include general tax compliance, tax research, and planning services), without a specific, case-by-case consideration of each of the services to be performed by Ernst & Young. The policies and procedures require that any other service, including the annual audit services and any other attestation service, be expressly and specifically approved by the Audit Committee prior to such services being performed by Ernst & Young. In addition, any proposed services exceeding the general pre-approved cost levels or budgeted amounts require specific pre-approval by the Audit Committee. The Audit Committee considers whether all pre-approved services are consistent with the SEC’s rules and regulations on auditor independence.

6.	Based on the review and discussions referred to in paragraphs (1) through (5) above, the Audit Committee recommended to the Board of Directors and the Board of Directors has approved the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2009, for filing with the SEC.

Joseph R. Bronson, Chair

Edward V. Fritzky

Robert B. Gwyn

Peter J. Robertson

AUDIT AND NON-AUDIT FEES

Set forth below are the fees paid by the Company to its independent registered public accounting firm, Ernst & Young, for the fiscal periods indicated, all of which were approved by the Audit Committee pursuant to the approval policies described above.

	2009	2008
Audit fees	$4,491,900	$5,385,900
Audit-related fees	975,500	464,800
Tax fees	527,600	554,600
All other fees	—	—

Total	$5,995,000	$6,405,300

Audit Fees — Consist of fees for professional services provided in connection with the annual audit of the Company’s consolidated financial statements; the reviews of the Company’s quarterly results of operations and reports on Form 10-Q; the rendering of an opinion pursuant to Section 404 of the Sarbanes-Oxley Act of 2002; and the services that an independent auditor would customarily provide in connection with audits of the Company’s subsidiaries, other regulatory filings, and similar engagements for each fiscal year shown, such as attest services, consents, and reviews of documents filed with the SEC.

Audit-Related Fees — Consist of fees for services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including fees for the performance of audits and attest services not required by statute or regulations; audits of the Company’s employee benefit plans; due diligence activities related to mergers, acquisitions, and investments; contractor’s license compliance procedures; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

Tax Fees — Consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international tax matters; assistance with foreign income and withholding tax matters; assistance with sales tax, value added tax, and equivalent tax related matters in local jurisdictions; preparation of reports to comply with local tax authority transfer pricing documentation requirements; and assistance with tax audits.

COMPENSATION COMMITTEE REPORT

The HR&C Committee of the Board of Directors reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on such review and discussion, the HR&C Committee recommended to the Board of Directors that this Compensation Discussion and Analysis be included in the Proxy Statement. The Board has approved that recommendation.

Benjamin F. Montoya, Chair

John F. Coyne

Robert C. Davidson, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

On behalf of the Board of Directors, the HR&C Committee establishes, recommends, and governs all compensation and benefits policies and actions for the Named Executive Officers (“NEOs”), as defined below under “Executive Compensation—Summary Compensation Table”, and other elected executive officers. The HR&C Committee regularly reviews the individual components of total compensation, goals and performance criteria for incentive compensation plans, short and long-term incentive plan design, and key benefit plans established for employees. The HR&C Committee is responsible for the policy and protocol involved in the granting of all equity compensation and approves directly, or through its sub-committee, all equity based grants made to employees. The HR&C Committee also oversees the administration of employee benefit plans for the Company.

Compensation Philosophy

The Company is engaged in the delivery of engineering, design, architecture, technology, operations, maintenance, and construction services to customers located throughout the world. The Company employs more than 50,000 people located in 26 countries. The Company’s vision is to provide superior customer value through a long-term, relationship-based approach. The Company in turn strives to provide superior returns to its shareholders through profitable growth and fosters mutually rewarding relationships with its employees who deliver value to customers and shareholders. Therefore, the Company’s executive compensation program promotes recruitment and retention of key employees with exceptional abilities, and motivates performance critical to the success of the Company. In view of the importance of long-term customer relationships to the Company, retention of key executives is considered particularly important. Because significant differences in compensation between executives within a key group of executives can negatively affect retention, the Company limits the variability of compensation within each group and provides retention-enhancing features in its programs.

Within these limitations, the amount and type of compensation awarded to executives must be fair and reflect the individual’s responsibility, experience, and contribution. The intent is to provide a strong link between pay and Company performance and, with respect to executives, to link a significant portion of compensation to incentives tied directly to the value of the Company’s common stock. The Company and the HR&C Committee’s philosophy is to establish executive compensation programs that reward superior performance, have consequences for underperformance, and are attractive when compared to competing companies. In addition, executives are expected to have a meaningful ownership interest in the Company and the HR&C Committee regularly reviews their holdings against pre-established executive ownership guidelines. The key elements of the Company’s program include base salary, annual cash incentives, equity-based compensation, and benefits. The Company’s compensation philosophy is designed to:

•	Enable the Company to attract, motivate, and retain highly-qualified executives by offering competitive compensation;

•	Reward executives for superior performance through a performance-based cash incentive bonus program that places a substantial component of pay at risk based on the Company’s financial results;

•	Provide retention and future performance incentives through the use of long-term equity-based incentives and mandatory bonus compensation deferral vehicles;

•	Encourage executives to have an equity stake in the Company; and

•	Align the interests of the Company’s executives with shareholders’ interests.

Independent Consultant

The HR&C Committee directly retains the services of independent consultants and other experts it deems necessary to assist in fulfilling its responsibilities. The HR&C Committee periodically engages the services of Frederic W. Cook & Co., Inc (“the independent consultant”) to review and provide recommendations concerning all of the components of the Company’s executive compensation, including base pay, cash incentives, long-term equity based awards, perquisites, and benefits. The independent consultant serves as an objective, third-party counsel on the reasonableness of compensation levels in comparison with those of other similarly situated companies, and on the appropriateness of the Company’s compensation program structure in supporting the Company’s business objectives. Other than the independent consultant’s relationship with the HR&C Committee, the independent consultant has no relationship with the Company or management.

Role of Management

The Company’s President and CEO believes that executive compensation plays an important role in aligning and motivating the executive team to achieve the Company’s objectives. Working with the HR&C Committee he ensures that the design of executive compensation is conservative, cost-competitive, ethical, and aligned with the Company’s values. He also regularly reviews the compensation of the top 200 most highly compensated employees to ensure consistency of compensation for all key employees.

The HR&C Committee solely makes decisions regarding the compensation of the non-executive Chairman and of the President and CEO. The President and CEO provides information and makes recommendations regarding other executives to assist the HR&C Committee with the design and delivery of compensation and benefit programs pursuant to its Charter. The Company’s Executive Vice President, Finance and Administration and the Senior Vice President, Global Human Resources oversee the administration of executive compensation matters within the framework established by the HR&C Committee.

Assessing Compensation Competitiveness

The HR&C Committee annually compares each element of compensation to that of a comparative group of companies using the 25th, 50th, and 75th percentiles for that group. The HR&C Committee does not have predetermined targets for compensation as compared to the industry peer group it uses. The HR&C Committee reviewed comparative data disclosed in publicly available proxy statements and other documents filed with the SEC, as well as data from a comprehensive database of pay information developed by Towers Perrin. The Company’s practices were compared to an industry peer group of direct competitors, where the Company generally fell above the median for net income, return on equity and invested capital and was in the top quartile for revenue and total return to shareholder measures. Competitive pay was also compared to general industry companies of similar size from the Towers Perrin database. The industry peer group provides information regarding the competitive pay structure of the Company’s direct competitors, while the general industry group provides information regarding the competitive pay structure of companies of size and complexity with whom the Company competes for talent. The companies comprising the 2009 industry peer group are:

Fluor Corporation	CH2M Hill Corporation

McDermott Intl	Foster Wheeler Ltd.

SAIC	KBR

Shaw Group Inc.	Chicago Bridge & Iron

URS Corporation	Granite Construction

There was no change in the industry peer group from the previous year.

In 2008, the independent consultant reviewed the Company’s executive compensation program with respect to its effectiveness in supporting the Company’s business strategy, including the current business and regulatory environment, the program’s conformity with corporate governance considerations, and recent accounting, tax, and disclosure requirements. The HR&C Committee utilized the 2008 findings by the independent consultant and updated proxy and data maintained by Towers Perrin to determine that the Company’s executive compensation program continues to be both reasonable in relation to competitive pay levels, and appropriate in supporting business objectives and a positive performance-based culture. The NEO’s total direct compensation including base, bonus and long term incentives in aggregate was at the 50th percentile of general industry group and ranged from the 50th to the 75th percentile of the industry peer group.

Compared to other similar organizations:

•	There is a strong focus on internal equitability and individual contributions;

•

Pay for performance is reflected in the structure of the annual incentive plan, use of options for long-term incentives, and absence of non-performance-based pay such as supplemental retirement, and perquisites; and

•	A strong internal career development and selection process fosters long-term employment retention and effectively augments traditional compensation.

Executive Compensation Components and Establishing Executive Compensation

The Company’s executive compensation program includes the following elements: base salary; medium-term cash incentive compensation; long-term equity incentive compensation; and employee benefits. The HR&C Committee approved freezing base salary at 2008 levels and made no changes to the structure of the Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the “Incentive Bonus Plan”) in 2009.

Base Salary — In setting executive officer base salaries for fiscal 2009, the HR&C Committee considered the CEO’s recommendations as to each executive officer except himself, the HR&C Committee’s own evaluation of the individual performance of the executives against the goals established for the Company, information compiled by the independent consultant in 2008 and the updated proxy and data provided in 2009 regarding prevailing salaries and pay practices for executives being offered by companies in the industry peer and general industry groups. The HR&C Committee froze base pay at 2008 levels to reflect a conservative position relative to prevailing economic conditions in the market. Factors influencing the current and prior base salary decisions for each executive include individual performance and contribution, level of responsibility, tenure, competencies, and competitive conditions. The HR&C Committee established the CEO’s base salary for 2009 in the same manner as the base salaries of the executive officers including its own evaluation of his performance and information compiled by the independent consultant. Given the strong long term performance of the Company and the HR&C Committee’s conclusion that the individual performance of the CEO and the other NEOs was uniformly good, pay differences were based largely on relative levels of responsibility and tenure in their respective roles. Base compensation paid to the CEO was at the 50 th percentile of the general industry group and 75th percentile of the peer group. The other NEOs base salary compensation ranged from the 50th to 75th percentile of the general industry group and were at the 75th percentile of the peer group.

Incentive Compensation — The CEO, other NEOs, other elected officers, and key employees of the Company participate in the Incentive Bonus Plan. The purpose of the Incentive Bonus Plan is to promote the success of the Company by attracting and retaining highly qualified people who perform to the best of their abilities to achieve Company objectives.

Each year the HR&C Committee reviews and approves the Incentive Bonus Plan structure. Currently, under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s consolidated results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate”. Multiplying the hurdle rate times the Company’s mid-year consolidated stockholders’ equity results in an earnings floor (“floor”). No amount is accrued into the bonus pool unless and until the Company’s consolidated pre-tax, pre-bonus earnings (“earnings”) exceed the floor. When earnings exceed the floor, the bonus pool accrues at up to 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The hurdle rate is established based upon the HR&C Committee’s judgment of what would constitute a reasonable base pre-tax, pre-bonus return to shareholders on the equity of the Company prior to funding bonus incentives, taking into account economic and market conditions at the time and considering competitive pay practices. The HR&C Committee also considers the effects of changes in accounting standards when establishing the hurdle rate to ensure that the bonus pool does not increase or decrease for earnings attributable solely to a change in accounting principles. The hurdle rate is set with the intent that target bonus levels will be earned when the Company achieves targeted growth levels. Target bonus levels, which are 100% of base salary for the NEOs, have been met or exceeded in five of the past ten years. The HR&C Committee can set the hurdle rate at any level and may alter the hurdle rate at any time during the year if it believes that market conditions or external factors make such a change appropriate.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The HR&C Committee can, in its discretion, vary the percentage of the bonus pool to be distributed to participants, including the CEO and other NEOs. The participants in the Incentive Bonus Plan received an allocation of between 60% and 80% of the bonus pool over the past five years. The portion of the bonus pool that is not allocated to participants forms the “discretionary pool”. High-performing non-participant employees receive bonuses from the discretionary pool.

The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder may be allocated to participants based upon individual performance, provided that the aggregate allocated discretionary portion, when added to the aggregate allocated fixed portion, may not exceed the aggregate bonus pool allocated to the participants based on the participants’ weighted salaries. The Company believes that, except in unusual cases, allocating bonuses based on individual performance can lead to individual behavior that does not reflect the Company’s and shareholders’ best interests. Therefore, in 2009, the allocated discretionary portion of the bonus pool was awarded on the same basis as the allocated fixed portion. The salaries of the CEO, other NEOs and other Executive Vice Presidents all receive the highest weighting factor among the participants in the Incentive Bonus Plan.

The Company’s Incentive Bonus Plan provides recognition for successful short-term performance and contains a retention feature aligned with medium-term shareholder interests. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The only exception relates to participants who retire from the Company on good terms and as determined at the discretion of the HR&C Committee or its delegates (see Compensation Under Various Termination Scenarios, below). Other participants whose employment terminates for any reason are not eligible for unpaid annual installments. There is no change-in-control provision within the Incentive Bonus Plan.

The size of the bonus pool and the terms of the Incentive Bonus Plan are subject to change at any time at the discretion and in the judgment of the HR&C Committee. For fiscal year 2009, the HR&C Committee approved Incentive Bonus Plan awards for the CEO and other NEOs at approximately 85% of base salary. This level was consistent with the calculations of these awards pursuant to the Incentive Bonus Plan and, in the HR&C Committee’s opinion, properly considered performance relative to past incentive awards and strong executive contribution to 2009 performance.

Factors influencing the HR&C Committee’s determination of the Incentive Bonus Plan awards included:

•	Net earnings were $399.9 million for fiscal 2009;

•	Diluted EPS were $3.21 per share;

•	Return on average shareholders’ equity during fiscal 2009 was 16.42%;

•	Net cash (total cash, less bank debt) was $1 billion at the close of the fiscal year;

•	Productive workforce was 53,000; and

•	The Company’s stock outperformed the S&P 500 for the last five years.

Equity-based Compensation — Executives receive long-term equity awards pursuant to the terms of the Jacobs Engineering Group Inc. 1999 Stock Incentive Plan (the “1999 Stock Incentive Plan”) which was approved by shareholders. The HR&C Committee administers the 1999 Stock Incentive Plan and establishes the rules for all awards including grant guidelines, vesting schedules, and other provisions. The HR&C Committee reviews these rules periodically and considers the interests of the shareholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the CEO for executive officers other than himself. The HR&C Committee affirmatively considers awards for all executive officers at a preset meeting, most recently held in May.

The exercise price of stock option grants are set at 100% of the closing market price of a share of the Company’s common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made to executive officers at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award. The HR&C Committee approves non-executive employee grants in the same manner as executives at the preset meeting. The HR&C Committee has delegated, pursuant to the terms of the 1999 Stock Incentive Plan, certain limited authority to its sub-committee (currently the CEO) to make equity grants in accordance with the rules established by the HR&C Committee for non-executive officers throughout the year. As soon as administratively practical after a new hire, promotion, or retention warrants an equity grant, the sub-committee reviews and approves the award. All awards are granted on the date the sub-committee takes action and, if in the form of stock options, awards are priced based upon the closing market price of a share of common stock on that date.

The HR&C Committee periodically receives a report of the sub-committee’s individual actions each year. In 2009, no awards were made on a date other than when the HR&C Committee or the sub-committee met and always at the closing market price of a share of common stock on the meeting date.

Awards generally vest over a two- to- five year period from the date of grant. Typically, the shorter vesting periods are reserved for special cases involving executives who are nearing normal retirement age. The CEO and other NEOs stock option grants vest ratably over four years. Restricted stock awarded to NEOs vest in full five years from the date of award. No NEO has received any restricted stock awards since becoming a NEO. Change-in-control provisions protect executives, whose compensation is structured to encourage long term employment, only in the event a change-in-control is consummated and then only if the employee is terminated (other than for cause) within three years of the change-in-control. Certain retirement provisions provide employees with the opportunity to continue to exercise vested options for the life of the grant, but do not provide any additional vesting opportunity for unvested awards, with the exception of an April 2006 option grant to Mr. Watson that does provide for continued vesting upon retirement. Non-retirement termination provisions provide employees with the opportunity to exercise vested options up to 90 days from the termination date, and do not permit additional vesting. There are no special executive agreements in place relating to equity compensation.

Equity awards take the form of option grants or restricted stock grants. Because the Company believes stock options are difficult for non-executive managers to value, non-executive awardees generally receive restricted stock except where tax considerations make other forms of equity awards more efficient. These awards can be smaller, reducing the cost to the Company. Executive officers generally receive stock options. Management and the HR&C Committee believe that executive officers place higher value on stock options and that options better align executives with the Company’s and shareholder’s interests. In determining stock option awards to executive officers for 2009 the HR&C Committee considered the survey data with regard to practices in the direct peer and general industry group, accounting impacts on earnings, the CEO’s recommendations with respect to all executive officers other than himself, the HR&C Committee’s own evaluations of the individual contribution and performance of each of the executive officers, and previous equity awards to the executive officers. Grant guidelines are established by the HR&C Committee based upon executive roles and responsibilities and individual performance. The HR&C Committee elected to grant stock options to the CEO and other NEOs as shown in the accompanying compensation tables. All stock option grants to executive officers during fiscal 2009 were granted with strike prices equal to the closing market price of a share of common stock on the date of grant.

The Company has established stock ownership guidelines for its elected officers. The HR&C Committee reviews each executive’s holdings with respect to these ownership guidelines each year. During the annual review in May, the Chairman and CEO both significantly exceeded the five times-base-salary multiple and other NEOs significantly exceeded the guideline of a three times-base-salary multiple. The other executive officers generally exceeded guidelines of a two-times-base-salary multiple. Newly hired or promoted executives are on track for such holdings within three to five years. The decline in the Company’s stock price has, however, lessened the degree to which some executives’ stock holdings meet the guideline multiples. All of our NEOs and long-service executives are significantly over the compliance requirements. The degree of compliance with the guidelines will be reevaluated at the next annual review in 2010.

Employee Benefits — With the exception of its executive deferred compensation plans, which are generally available to most of the Company’s senior management, and certain expatriate arrangements, the Company provides executives with the same benefit plans offered to all employees. During 2009, the CEO and other NEOs were eligible for the Company’s 401(k) plan. The plan provides maximum contributions within legal guidelines and a match equal to 50% of the first 6% of eligible pay. This is the same plan the Company offers to all full-time staff in the United States. Neither the CEO nor the other NEOs participated in any defined benefit retirement or supplemental retirement benefit plan.

The Company has qualified employee stock purchase plans in which all employees meeting certain minimum eligibility requirements in certain countries are eligible for participation. The Company adopted a safe-harbor plan design in 2006 that provides for a 5% discount from the closing price of a share of common stock at the end of each purchase period. The safe-harbor plan results in no accounting cost to the Company. Several executive officers participate in the employee stock purchase plans. The employee stock purchase plans offered by the Company are open to most employees in North America and Europe. Approximately 25% of eligible employees participate in such plans. Change-in-control provisions provide for orderly purchase of stock prior to the date of the change-in-control.

Perquisites — The CEO and other NEOs are eligible to participate in the same benefits as those offered to all employees and, except for requirements unique to expatriate assignments, generally have no special executive perquisites. The Company has adopted a policy known as the balance sheet approach to determine assignment terms for employees on expatriate assignments. The terms and conditions of each assignment are determined utilizing data provided by outside consultants. The assignment package is designed to cover the cost of relocation, housing, and the differential in the cost of goods and services in the host country. The Company also provides tax equalization and compensation for hardship conditions. During 2009, the Company had one NEO, Mr. Hammond, with an international assignment agreement approved by the HR&C Committee and as described more fully in the Summary Compensation Table. Mr. Hammond’s assignment conditions are standard for employees on assignment with accompanying family members.

Compensation Practices

Section 162(m) of the Internal Revenue Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. The Company attempts to structure its compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The HR&C Committee continues to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the HR&C Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m). Thus, deductibility is not the sole factor used by the HR&C Committee in ascertaining appropriate levels or modes of compensation.

Payments Upon Termination

The Company does not have employment agreements with the NEOs. The only benefits that NEOs may be entitled to upon termination, are a potential payout under the Company’s Incentive Bonus Plan upon retirement, subject to the HR&C Committee’s discretion, or a double trigger option acceleration upon certain terminations following a change-in-control or upon death or Disability.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation earned in fiscal 2007, 2008, and 2009 by the Company’s Principal Executive Officer, Principal Financial Officer and three other most highly compensated executive officers (collectively, the “NEOs”).

Name and Principal Position	Fiscal Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($)		Total ($)
Craig L. Martin	2009	1,150,000	2,533,153	978,254	5,846	7,350	(4)	4,674,603
President and Chief Executive Officer	2008	1,084,615	1,780,862	1,301,703	4,064	6,900		4,178,144
	2007	975,000	1,450,950	1,219,359	1,794	6,750		3,653,853

John W. Prosser, Jr.	2009	600,000	1,093,200	510,394	38,329	7,350	(4)	2,249,273
Executive Vice President Finance And Administration	2008	567,308	809,211	680,856	26,644	6,900		2,090,919
	2007	520,000	717,267	650,325	11,760	12,150		1,911,502

Noel G. Watson	2009	850,000	2,457,508	723,058	183,486	7,350	(4)	4,221,402
Chairman of the Board	2008	850,000	2,567,966	1,020,129	127,549	6,900		4,572,544
	2007	850,000	3,326,741	1,063,031	56,296	6,750		5,302,818

Thomas R. Hammond	2009	690,000	956,315	586,952	13,992	830,150	(5)	3,077,409
Executive Vice President - Operations	2008	667,115	774,230	800,640	9,726	1,330,056		3,581,767
	2007	632,500	749,850	791,020	4,293	589,130		2,766,793

George A. Kunberger	2009	640,000	1,170,800	544,420	—	57,350	(6)	2,412,570
Executive Vice President - Operations	2008	613,846	909,230	736,709	—	6,900		2,266,685
	2007	570,000	727,793	712,856	—	6,750		2,017,399

(1)	Consists of base salary earned during the year including any time off with pay.
(2)	Represents the expense recognized for financial statement reporting purposes (adjusted, however, to exclude the effects of estimated forfeitures) for the fiscal years indicated for stock options granted under the 1999 Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2009, 2008, and 2007 Annual Reports on Form 10-K for a discussion of the assumptions used to calculate these amounts.
(3)	Consists of interest credited under the Company’s nonqualified Executive Deferral Plans in excess of 120% of the AFR.
(4)	Consists solely of Company contributions to the 401(k) Plan.
(5)	Consists of $7,350 Company contribution to the 401(k) Plan as well as the following other amounts: $61,739—goods and services differential; $185,576—foreign housing allowance; $19,553—automobile and rail allowance; and $555,932—tax equalization payments. These amounts were paid in connection with Mr. Hammond’s temporary relocation to the Company’s Reading, England office pursuant to the Assignment Letter Agreement dated February 16, 2005, as amended. Certain of these amounts were paid to Mr. Hammond in British Pounds Sterling and were converted into U.S. dollars at the rate of 1.54 U.S. dollars to each British Pound Sterling (the average exchange rate during fiscal 2009).
(6)	Consists of $7,350 Company contribution to the 401(k) Plan as well as $50,000 for relocation pursuant to the Relocation Agreement dated October 1, 2009.

Amounts listed under the column, “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned in fiscal 2007, 2008, and 2009 as determined by the HR&C Committee at its December 6, 2007, November 20, 2008 and November 19, 2009 meetings, respectively. As noted above under “Compensation Discussion and Analysis—Executive Compensation Components and Establishing Executive Compensation—Incentive

Compensation,” the amount paid for 2009 consists of one third of the award earned in fiscal 2009, one third of the award earned in 2008, and one third of the award earned in 2007. Similarly, the amount paid in 2008 consists of one third of the award earned in fiscal 2008, one third of the award earned in 2007, and one third of the award earned in 2006. The amount paid in 2007 consists of one third of the award earned in fiscal 2007, one third of the amount earned in 2006, and one third of the amount earned in 2005.

2009 Grants of Plan Based Awards

The table below summarizes all grants of plan based awards to the NEOs in fiscal 2009:

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Option Awards: Number of Shares of Stock or Units (#) (2)	Exercise or Base Price of Option Awards ($ /Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)
Craig L. Martin	28-May-09		—		125,000	41.18	2,482,313
	—		1,150,000		—	—	—
John W. Prosser, Jr.	28-May-09		—		40,000	41.18	794,340
	—		600,000		—	—	—
Noel G. Watson	—		850,000		—	—	—
Thomas R. Hammond	28-May-09		—		40,000	41.18	794,340
	—		690,000		—	—	—
George A. Kunberger	28-May-09		—		40,000	41.18	794,340
	—		640,000		—	—	—

(1)	Represents the target amount (100% of base salary) each NEO could earn under the fiscal 2009 Incentive Bonus Plan.
(2)	Represents options granted under the 1999 Stock Incentive Plan. The exercise price is equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date.
(3)	Represents the grant date fair value of options granted under the Stock Incentive Plan. Please refer to Note 2, Significant Accounting Policies, of Notes to Consolidated Financial Statements included in the Company’s 2009 Annual Report on Form 10-K for a discussion of the assumptions used to calculate these amounts.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Equity Awards — NEOs receive long-term equity awards, generally in the form of stock options, pursuant to the terms of the 1999 Stock Incentive Plan. The exercise price of stock option grants are set at 100% of the closing market price of a share of common stock on the date the HR&C Committee meets and determines the grants. New hire awards, relocation, or retention grants made at other times are determined at the closest pre-established meeting date of the HR&C Committee to the event warranting consideration of the award.

The NEOs stock option grants vest ratably over four years. The stock options are subject to acceleration upon a termination (other than for cause) within 36 months of a change in control. The options also provide for the continued exercise of vested options upon retirement for the life of the grant, but do not provide any additional vesting opportunity for unvested awards, with the exception of an April, 2006 option grant to Mr. Watson that does provide for continued vesting upon retirement.

Non-Equity Incentive Compensation — NEOs participate in the Incentive Bonus Plan. Under the terms of the Incentive Bonus Plan, participants receive bonus awards from a bonus pool accrued throughout the Company’s fiscal year based on the Company’s results of operations. Within 90 days after the beginning of the fiscal year, the HR&C Committee approves a specific percentage called the “hurdle rate.” Multiplying the hurdle rate times the Company’s average consolidated stockholders’ equity results in an earnings floor (“floor”). When earnings exceed the floor, the bonus pool accrues at up to 20% of earnings in excess of the floor. Once earnings exceed twice the floor, the bonus pool accrues at 25% of earnings in excess of twice the floor.

The HR&C Committee determines the percentage of the bonus pool to be shared with participants in the Incentive Bonus Plan. The bonus pool is allocated to participants based upon the ratio of the participant’s salary weighted by one of six designated factors within the Incentive Bonus Plan to the aggregate weighted salaries of all participants. Fifty percent of the award is fixed based upon Company financial performance as described above. The remainder is discretionary and may be allocated to participants based upon individual performance, provided that the allocated discretionary portion, when added to the allocated fixed portion, may not exceed the aggregate bonus pool allocated to the participants. Participant bonus awards are paid in three annual installments, contingent upon continued employment with the Company. The Incentive Bonus Plan does provide for payout of the outstanding bonus award upon retirement, subject to the HR&C Committee’s discretion.

Employment Agreements — The Company has no employment agreements with the NEOs. As described below, however, the Company has entered into agreements with Thomas R. Hammond and George A. Kunberger relating to their respective assignments or relocations.

The Company entered into an Assignment Letter Agreement dated February 16, 2005 with Thomas R. Hammond, an Executive Vice President, which was designed to maintain Mr. Hammond’s level of income and benefits through the duration of his transfer to our Reading, England office, taking into consideration the additional costs anticipated in connection with that transfer. Among other things the agreement includes a goods and services differential of £5,532 British Pounds Sterling per month (subject to adjustment), housing and relocation expenses, tax equalization benefits, and certain other benefits. The foregoing benefits are reflected as “All Other Compensation” in the fiscal 2009 Summary Compensation Table.

The Company entered into a Relocation Agreement dated October 1, 2009 with George A. Kunberger, an Executive Vice President of the Company, in connection with his relocation from Philadelphia, Pennsylvania to the Company’s headquarters in Pasadena, California. This agreement provides for a lump-sum payment of $50,000 for certain relocation expenses (e.g., travel, temporary housing allowances, and interim living expenses) and for the payment or reimbursement of other relocation expenses (e.g., one-way airfare for spouse and certain moving expenses).

Outstanding Equity Awards at 2009 Fiscal Year End

The following table provides a summary of equity awards outstanding for the NEOs as of the end of fiscal 2009:

Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (2)		Option Exercise Price ($) (2)	Option Expiration Date
		Exercisable	Unexercisable
		(#)	(#)
Craig L. Martin	24-May-02	70,000	—	19.595	24-May-12
	26-Sep-02	200,000	—	15.755	26-Sep-12
	22-May-03	100,000	—	19.960	22-May-13
	23-Jun-05	150,000	—	26.950	23-Jun-12
	4-Apr-06	112,500	37,500	43.555	4-Apr-13
	28-Jun-07	50,000	50,000	56.950	28-Jun-14
	22-May-08	31,250	93,750	92.520	22-May-15
	28-May-09	—	125,000	41.180	28-May-19
John W. Prosser, Jr.	7-Jun-01	32,000	—	16.440	7-Jun-11
	24-May-02	20,000	—	19.595	24-May-12
	22-May-03	20,000	—	19.960	22-May-13
	24-Jun-04	80,000	—	23.345	24-Jun-11
	23-Jun-05	60,000	—	26.950	23-Jun-12
	22-Jun-06	60,000	20,000	37.350	22-Jun-13
	28-Jun-07	25,000	25,000	56.950	28-Jun-14
	22-May-08	12,500	37,500	92.520	22-May-15
	28-May-09	—	40,000	41.180	28-May-19
Noel G. Watson	24-Jun-04	298,387	—	23.345	24-Jun-11
	23-Jun-05	150,000	—	26.950	23-Jun-12
	4-Apr-06	450,000	150,000	43.555	4-Apr-13
Thomas R. Hammond	8-Feb-05	10,000	—	25.975	8-Feb-12
	23-Jun-05	40,000	—	26.950	23-Jun-12
	22-Jun-06	30,000	15,000	37.350	22-Jun-13
	28-Jun-07	20,000	20,000	56.950	28-Jun-14
	22-May-08	10,000	30,000	92.520	22-May-15
	28-May-09	—	40,000	41.180	28-May-19
George A. Kunberger	23-Jun-05	9,000	—	26.950	23-Jun-12
	23-Feb-06	50,000	25,000	43.495	23-Feb-13
	22-Jun-06	30,000	15,000	37.350	22-Jun-13
	28-Jun-07	20,000	20,000	56.950	28-Jun-14
	22-May-08	10,000	30,000	92.520	22-May-15
	28-May-09	—	40,000	41.180	28-May-19

(1)	With the exception of the options granted on June 24, 2004, all options vest or have vested at the rate of 25% per year beginning on the first anniversary of the award. The options granted on June 24, 2004 vested in equal, annual installments of one-third and are fully vested.
(2)	Outstanding equity awards consist entirely of nonqualified stock options granted under the 1999 Stock Incentive Plan. All grants were made with an exercise price equal to the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report on the grant date. The awards have a total term of either seven or ten years.

Option Exercises and Stock Vested in Fiscal 2009

The NEOs did not exercise any stock options during the year.

Nonqualified Deferred Compensation

Employees receiving bonuses through the Company’s Incentive Bonus Plan and/or meeting certain compensation or performance minimums may elect to participate in the Company’s Executive Deferral Plans (“EDPs”) whereby a portion of salary and bonus is deferred and paid to the employee at some future date. The EDPs are nonqualified deferred compensation programs that provide benefits payable to directors, officers, and certain key employees or their designated beneficiaries at specified future dates, upon retirement, or death. Benefit payments are funded by a combination of contributions from participants and the Company. Participant contributions (representing pre-tax deferral of fees for directors, and pre-tax deferral of salary and bonus for employees) are credited with earnings and losses depending on the terms of the particular plan. Investment returns on deferred compensation are consistent with market returns.

For certain EDPs (the “Moody’s Plans”), the accounts (represented by bookkeeping entries only) of participants are credited with interest equal to 125% of the “seasoned corporate bond rate” as announced by Moody’s Investors Services and as declared by the Company. For other EDPs (the “Variable Plans”), accounts are credited (or debited) based on the actual earnings (or losses) of the deemed investments selected by the individual participants. Participation in the EDPs is voluntary. All EDPs operate under a single trust. Although there are certain change-in-control features within the EDPs, no benefit enhancements occur upon a change-in-control. Amounts deferred into the Variable Plans are credited or charged with the performance of investment options selected by the participants. The investment options are notional, and are used for measurement purposes only. The NEOs do not own any units in the actual funds. In general, the investment options consist of a number of mutual and index funds comprising stocks, bonds, and money market accounts.

The following table shows the executive deferral plan account activity during fiscal 2009 for the NEOs:

Name	Deferred Compensation Plan ($)	Executive Contributions During Last Fiscal Year ($) (1)	Aggregate Earnings (Loss) During Last Fiscal Year ($) (2)	Aggregate Withdrawals / Distributions During Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year End ($) (3)
Craig L. Martin	Moody’s Plans	—	13,864	—	182,833
	Variable Plans	—	(13,043)	53,463	428,979

John W. Prosser, Jr.	Moody’s Plans	—	90,893	—	1,198,654
	Variable Plans	143,250	7,923	—	1,210,483

Noel G. Watson	Moody’s Plans	—	435,120	—	5,738,175

Thomas R. Hammond	Moody’s Plans	—	33,181	—	437,568
	Variable Plans	—	(29,037)	99,521	150,592

George A. Kunberger	Variable Plans	161,041	29,651	352,427	1,162,487

(1)	Executive contributions are included in “Salary” and “Non Equity Incentive Plan Compensation” in respect of 2009 in the Summary Compensation Table.
(2)	Earnings are included in the Summary Compensation Table to the extent they exceed 120% of the AFR.
(3)	Balances at the end of the fiscal year consist of (i) salary and bonus deferrals made by the executive over time, beginning when the executive first joined the plan; plus (ii) all earnings and losses credited on all deferrals; less (iii) all pre-retirement distributions, if any, taken by the executive since the executive first joined the plan.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

No NEO has an employment agreement that provides for termination, severance or change in control benefits.

Some elements of executive compensation are affected either by an approved retirement, death or Disability or by a Change in Control. Pursuant to the Stock Incentive Plan, if employment terminates (i) upon, or within 36 months following, a Change in Control or (ii) upon death or Disability, all options are immediately vested. Upon retirement from the Company and approval by the HR&C Committee, all compensation under the Company’s Incentive Bonus Plan which has been earned, awarded, and unpaid is payable.

The following table provides information on the amount of unpaid incentive compensation that would be paid at retirement as of October 2, 2009 and the amount that would be earned related to unvested “in-the-money” stock options as of October 2, 2009 in the event of termination in connection with a Change in Control or due to death or Disability. The amount of unvested in-the money stock options is computed by using the closing price of a share of the Company’s common stock as quoted by the NYSE Composite Transaction Report at October 2, 2009 of $45.95 less the exercise price of the unvested stock options.

Name	Non-Equity Incentive Plan Compensation ($) (1)	Unvested In-the-Money Stock Options as of 2009 Fiscal Year End ($) (2)		Total ($)
Craig L. Martin	1,086,070	291,250		1,377,320
John W. Prosser, Jr.	567,215	216,400		783,615
Noel G. Watson	822,082	—	(3)	822,082
Thomas R. Hammond	658,181	185,600		843,781
George A. Kunberger	608,517	185,975		794,492

(1)	Payable at retirement if approved by the HR&C Committee.
(2)	Payable upon termination following a Change in Control (except for cause) or due to death or Disability.
(3)	If Mr. Watson retired as of October 2, 2009, subject to certain conditions, 150,000 of his currently unvested options would continue to vest.

For purposes of the 1999 Stock Incentive Plan, the following definitions apply:

“Disability” means the employee meets the definition of “disabled” under the terms of the long term disability plan of the Company or Related Company by which the employee is employed in effect on the date in question, whether or not the employee is covered by such plan.

“Change in Control” shall mean, with respect to the Company, a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 25% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareholders of the Company approve any merger or consolidation as a result of which the Company common stock shall be changed, converted or exchanged (other than by merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company; or (iv) the shareholders of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareholders of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors of the Company determines otherwise.

SECURITY OWNERSHIP

The following table, based in part upon information supplied by officers and directors, sets forth certain information regarding the ownership of the Company’s common stock as of the Record Date by (1) each director and nominee for director; (2) each NEO; and (3) all directors and executive officers of the Company as a group. Unless otherwise indicated, each of these shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable. Based on a review of information filed with the SEC and provided to the Company, the Company is not aware of any shareholder that beneficially owned five percent or more the Company’s common stock as of the Record Date.

Security Ownership of Directors, Nominees, and Management:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned (1)		Number of Shares of Common Stock Relating to Unexercised Stock Options (2)	Total	Percent of Class (3)
Non-Management Directors:
Joseph R. Bronson	22,840		6,875	29,715	*
John F. Coyne	2,000		1,625	3,625	*
Robert C. Davidson, Jr.	15,000		32,875	47,875	*
Edward V. Fritzky	9,000		19,875	28,875	*
Robert B. Gwyn	33,040		28,875	61,915	*
John P. Jumper	3,000		4,625	7,625	*
Linda Fayne Levinson	17,000		32,875	49,875	*
Benjamin F. Montoya	16,000		4,375	20,375	*
Thomas M. T. Niles	25,000		11,875	36,875	*
Peter J. Robertson	—		—	—	*

Named Executive Officers:
Craig L. Martin	300,150		713,750	1,013,900	*
John W. Prosser, Jr.	256,710		309,500	566,210	*
Noel G. Watson	1,169,575	(4)	898,387	2,067,962	1.66%
Thomas R. Hammond	240,247		110,000	350,247	*
George A. Kunberger	72,938		119,000	191,938	*

All directors and executive officers as a group	3,076,639	(5)	3,252,102	6,328,741	5.09%

(1)	Ownership is direct except as indicated in footnote 4 and except for 1,243 shares of common stock indirectly owned by an executive officer (who is not a Named Executive Officer).
(2)	Includes only those unexercised options that are, or will become, exercisable within 60 days of the Record Date.
(3)	Calculated based on 124,398,244 shares of common stock outstanding as of the Record Date. Unless indicated otherwise, the percentage ownership is less than 1.0% of the number of shares of common stock outstanding.
(4)	Mr. Watson shares voting and dispositive power with his spouse as to 1,168,895 shares that are held in a living trust. Mr. Watson has beneficial ownership of 680 shares held in a uniform gift to minor account of which Mr. Watson is trustee.
(5)	Of this number, approximately 407,574 shares of common stock are held in margin accounts or otherwise pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed by them.

To the Company’s knowledge, based solely on a review of the copies of such filings on file with the Company and written representations from its directors and executive officers, all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater-than-ten-percent beneficial owners were complied with on a timely basis during the fiscal year ended October 2, 2009 with the following exceptions:

•	William J. Birkhofer had one late filing relating to an open-market purchase of shares;

•	John McLachlan had one late filing relating to an open-market sale of shares; and

•	Noel G. Watson had one late filing relating to an open-market sale of 180 shares held in a uniform gift to minor account of which Mr. Watson is trustee.

EXECUTIVE OFFICERS

For information about the executive officers of the Company, see Part III, Item 10—Directors, Executive Officers and Corporate Governance in the Company’s 2009 Annual Report on Form 10-K.

SHAREHOLDERS’ PROPOSALS

Under the Company’s Bylaws, shareholders who wish to nominate persons for election to the Board of Directors must submit their nominations to the Company not less than 60 nor more than 90 days prior to the date of the shareholders’ meeting at which they wish a nomination to be considered. Nominations must include certain information concerning the nominee and the proponent’s ownership of common stock of the Company. Nominations not meeting these requirements will not be entertained at the annual meeting. The Secretary of the Company should be contacted in writing at the address on the first page of this Proxy Statement to submit a nomination or to obtain additional information as to the proper form of a nomination.

Proposals other than nominations of persons for election to the Board of Directors for consideration at the 2011 annual meeting of shareholders must be submitted to the Company no later than November 2, 2010. However, in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2011 annual meeting, proposals of shareholders must be received by the Secretary of the Company no later than August 19, 2010. If timely notice of a shareholder proposal is not received by the Company, then the proxies named on the proxy cards distributed by the Company for the annual meeting may use the discretionary voting authority granted to them by the proxy cards if the proposal is raised at the Annual Meeting, whether or not there is any discussion of the matter in the Proxy Statement. The 2011 annual meeting of shareholders is scheduled to be held on Thursday, January 27, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Nominating and Corporate Governance Committee is responsible for the review, approval, or ratification of “related-person transactions” involving the Company or its subsidiaries and related persons. Under SEC rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the

Company, and their immediate family members. The Company has adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, in which the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Nominating and Corporate Governance Committee has determined that each of the following transactions shall be deemed to be pre-approved under the Company’s policies and procedures referenced above:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than as an executive officer) if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than as an executive officer) or a director, if the amount involved does not exceed the greater of $1 million or 2% of the charitable organization’s total annual receipts;

•	compensation to executive officers determined by the HR&C Committee;

•	compensation to directors as reported in the Company’s proxy statement;

•	transactions in which all security holders receive proportional benefits; and

•	transactions where the rates or charges involved are determined by competitive bids.

Any transaction involving related persons that does not fall within the categories described above is presented to the Nominating and Corporate Governance Committee for review. The committee determines whether the related person has a material interest in the transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

During fiscal 2009, the Company employed the spouse of one of its executive officers. The spouse, who does not report to that executive officer, received less than $200,000 in total compensation during fiscal 2009. The spouse was also entitled to receive employee benefits generally available to all employees. The spouse’s compensation was established by the Company in accordance with its employment and compensation practices applicable to employees with equivalent qualifications and responsibilities holding similar positions.

Peter J. Robertson was elected to the Company’s Board of Directors on July 30, 2009. Prior to his retirement on April 1, 2009, Mr. Robertson was employed by Chevron Corporation, one of the Company’s clients. He served most recently as Chevron’s Vice Chairman. The Company provides various professional services to Chevron, including engineering, procurement, construction, and maintenance services on an ongoing basis. During fiscal year 2009, the Company generated less than $100 million in aggregate revenues from its arrangements with Chevron. Mr. Robertson’s interest in these transactions arose solely as a result of his employment as Vice Chairman of Chevron and as a director and shareholder of Chevron.

The transactions discussed above were, where required, reviewed and approved pursuant to the Company’s Related Person Transaction Policies and Procedures described above.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker or the Company that they or the Company will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or the Company if you hold common stock directly. Requests in writing should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations. Requests may also be made by calling (626) 578—3500.

ANNUAL REPORT, FINANCIAL AND ADDITIONAL INFORMATION

The Company’s annual audited financial statements and review of operations for fiscal 2009 can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2009. A copy of the 2009 Form 10-K is being mailed concurrently with this Proxy Statement to each shareholder of record on the Record Date. The Company will furnish without charge a copy of the 2009 Form 10-K, including the financial statements and any schedules thereto, to any person requesting in writing and stating that he or she was the beneficial owner of the Company’s common stock on December 1, 2009. The Company will also furnish copies of any exhibits to the 2009 Form 10-K to eligible persons requesting exhibits at a cost of $0.50 per page, paid in advance. The Company will indicate the number of pages to be charged for upon written inquiry. Requests should be addressed to: Jacobs Engineering Group Inc., 1111 South Arroyo Parkway, Pasadena, California, 91105, Attention: Investor Relations.

OTHER BUSINESS

The Board of Directors does not intend to present any other business for action at the Annual Meeting and does not know of any business intended to be presented by others.

Michael S. Udovic

Vice President and Secretary

Pasadena, California

December 17, 2009

JACOBS ENGINEERING GROUP INC. 1111 SOUTH ARROYO PARKWAY PASADENA, CA 91105

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote these shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 27, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (GMT -5) on Wednesday, January 27, 2010. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Jacobs Engineering Group Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M18303-P85356                    KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JACOBS ENGINEERING GROUP INC.
The Board of Directors recommends a vote FOR each Nominee for Director and Proposal 2.

Vote on Directors

1.	Election of directors

	Nominees:		For	Against	Abstain

	1a.	Robert C. Davidson, Jr.	☐	☐	☐

	1b.	Edward V. Fritzky	☐	☐	☐

	1c.	Benjamin F. Montoya	☐	☐	☐

	1d.	Peter J. Robertson	☐	☐	☐

Vote on Proposal							For	Against	Abstain

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm.						☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS

DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED

FOR EACH NOMINEE AND PROPOSAL.

Please sign as your name(s) appear(s) on Proxy. If held in joint tenancy,

all persons must sign. Trustees, administrators, etc, should include title and authority. Corporations should provide full name of corporation and of authorized officer signing the proxy

		Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

JACOBS ENGINEERING GROUP INC.

ANNUAL MEETING OF SHAREHOLDERS

Thursday, January 28, 2010

12:00 PM

1111 South Arroyo Parkway

Pasadena, California 91105

U.S.A.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2009 Annual Report are available at http://materials.proxyvote.com/469814

M18304-P85356

Jacobs Engineering Group Inc. 1111 South Arroyo Parkway Pasadena, California 91105 U.S.A.	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 28, 2010.

The shares of stock you hold in this account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” the persons nominated as directors by the Board of Directors and “FOR” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Noel G. Watson, Craig L. Martin, and John W. Prosser, Jr., and each of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the annual Meeting and all adjournments.

If you vote by Phone or Internet, please do not mail your Proxy Card.

See reverse for voting instructions